Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of July 17, 2023 to be effective as of July 14, 2023 (the “Effective Date”), between TechPrecision Corporation, a Delaware corporation (the “Company”), and Barbara M. Lilley (the “Employee”).

RECITALS

WHEREAS, the Employee is employed as the controller of Ranor, Inc., a wholly owned subsidiary of the Company;

WHEREAS, the Company now desires to employ the Employee as its Chief Financial Officer and the Employee desires to accept such position and to be so employed by the Company; and

WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions of the Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereto hereby agree as follows:

1.               Employment. Commencing on the Effective Date, the Company agrees to employ the Employee during the Term specified in Paragraph 2 hereof, and the Employee agrees to accept such employment, upon the terms and conditions hereinafter set forth.

2.              Term. The Company hereby employs the Employee, and the Employee hereby accepts employment with the Company, upon the terms and conditions hereinafter set forth commencing on the Effective Date and continuing in effect until termination of this Agreement in accordance with the provisions of Paragraph 6 of this Agreement (the “Term”).

3.               Duties and Responsibilities.

a.             The Employee shall serve as Chief Financial Officer (“CFO”) of the Company during the Term.

b.           The Employee’s powers, duties and responsibilities shall initially consist of such powers, duties and responsibilities as are customary to the office of CFO of a company and division similar in size and stature to the Company. The Employee shall report to the Company’s CEO and the Company’s Board of Directors (the “Board”) and others at the direction of the Board at such time and in such detail as the Board shall reasonably require. Notwithstanding anything contained herein to the contrary, the Employee shall not be required to perform any act which would constitute or require the violation of any federal, state or local law, rule, regulation, ordinance or the like.

c.           The Employee shall devote not less than an average of forty (40) hours per week to carrying out Employee’s duties hereunder and to the business of the Company and its affiliates, and during the Term the Employee agrees that Employee will (i) devote Employee’s best efforts and all Employee’s skill and ability to the performance of Employee’s duties hereunder; (ii) carry out Employee’s duties in a competent and professional manner; and (iii) generally promote the interests of the Company and its affiliates. During the Term it shall not be a violation of this Agreement for the Employee to serve on civic or charitable boards or committees, to perform speaking engagements, or to manage Employee’s personal passive investments, so long as such activities (individually or collectively) do not interfere with the performance of the Employee’s responsibilities as an employee of the Company.

4.               Compensation.

a.                As compensation for services hereunder and in consideration of Employee’s agreement not to compete as set forth below, the Company shall pay the Employee an initial base salary at the annual rate of Two Hundred Thousand Dollars ($200,000). Such base salary shall be paid in equal installments in accordance with the normal payroll policies of the Company.

b.               The Employee’s base salary under this Agreement may be adjusted by order of the Compensation Committee of the Board or the full Board, as appropriate.

c.               As soon as reasonably practicable following the date hereof, the Company shall grant 15,000 restricted shares of the Company’s common stock to the Employee (the “Restricted Shares”) pursuant to TechPrecision’s 2016 Long-Term Incentive Plan, as amended from time to time (the “Plan”). Once granted, provided that the Employee remains employed by the Company from the Effective Date through the applicable vesting dates, 5,000 of the Restricted Shares shall vest on each of the first, second, and third anniversaries of the Effective Date; provided that in the event of a Change in Control (as defined in the Plan) while the Employee is employed by the Company, all outstanding, unvested Restricted Shares shall become fully vested on the effective date of such Change in Control, subject to the terms and conditions of the Plan. For the avoidance of doubt, none of the Restricted Shares will vest following the end of the Employee’s employment with the Company. Any additional future grants will be as the Compensation Committee or the full Board shall in its sole discretion institute.

5.               Expenses; Fringe Benefits.

a.              The Company agrees to pay or to reimburse the Employee during the Term for all reasonable, ordinary and necessary business expenses incurred in the performance of Employee’s services hereunder in accordance with the policies of the Company as are from time to time in effect. The Employee, as a condition to obtaining such payment or reimbursement, shall provide to the Company any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which the Employee seeks payment or reimbursement, and any other information or materials required by such Company policy or as the Company may otherwise from time to time reasonably require.

b.          During the Term the Employee and, to the extent eligible, Employee’s dependents, shall be entitled to participate in and receive all benefits under any welfare benefit plans and programs provided by the Company (including without limitation, medical, dental, disability, group life (including accidental death and dismemberment) and business travel insurance plans and programs) applicable generally to the employees of the Company, subject, however, to the generally applicable eligibility and other provisions of the various plans and programs in effect from time to time.

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c.                During the Term the Employee shall be entitled to participate in all retirement plans and programs (including without limitation any profit sharing/40l(k) plan) applicable generally to the employees of the Company, subject, however, to generally applicable eligibility and other provisions of the various plans and programs in effect from time to time. In addition, during the Term the Employee shall be entitled to receive fringe benefits and perquisites in accordance with the plans, practices, programs and policies of the Company from time to time in effect, available generally to the executive officers of the Company and consistent with the generally applicable guidelines determined by the Board.

d.               The Employee shall be entitled to four (4) weeks’ vacation per year and such holidays, sick days and personal days as are in accordance with the Company’s policy then in effect for its employees generally, upon such terms as may be provided of general application to all employees of the Company.

6.               Termination.

a.             The Employee’s employment hereunder shall terminate on the earliest of: (i) on the date set forth in a written notice from the Board that Employee’s employment with the Company has been or will be terminated; (ii) on the date not less than thirty days following written notice from the Employee that the Employee is resigning from the Company; or (iii) on the date of Employee’s death. Upon cessation of Employee’s employment for any reason, unless otherwise consented to in writing by the Board, the Employee shall resign immediately from any and all officer, director and other positions the Employee then holds with the Company and/or its affiliates. Upon any cessation of Employee’s employment with the Company, the Employee will be entitled only to such compensation and benefits as described in this Paragraph 6.

b.             If the Employee’s employment with the Company ceases for any reason then the Company’s obligation to the Employee will be limited solely to the payment of accrued and unpaid base salary, and PTO, through the date of such cessation of employment, subject to appropriate offsets (as permitted by applicable law) for debts or money due to the Company, including without limitation personal loans to the Employee and travel advances. All compensation and benefits will cease at the time of such cessation of employment and, except as otherwise provided by COBRA, the Company will have no further liability or obligation by reason of such termination. The foregoing will not be construed to limit the Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

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7.               Non-Competition and Protection of Confidential Information.

a.                The Employee agrees that Employee’s services to the Company are of a special, unique, extraordinary and intellectual character and Employee’s position with the Company places the Employee in a position of confidence and trust with the employees and customers of the Company and its affiliates. Consequently, the Employee agrees that it is reasonable and necessary for the protection of the goodwill, intellectual property, trade secrets, designs, proprietary information and business of the Company that the Employee make the covenants contained herein. Accordingly, the Employee agrees that, during the period of the Employee’s employment hereunder and for the period of one (1) year immediately following the termination of Employee’s employment hereunder, the Employee shall not, directly or indirectly:

i.              own, operate, manage or be employed by or affiliated with any person or entity headquartered within or with a management office in the United States that engages in any business then being engaged or planned to be engaged in by the Company or any of its subsidiaries or affiliates; or

ii.              attempt in any manner to solicit from any customer or supplier business of the type performed for or by the Company or persuade any customer or supplier of the Company to cease to do business or to reduce the amount of business which any such customer or supplier has customarily done or contemplates doing with the Company, whether or not the relationship between the Company and such customer or supplier was originally established in whole or in part through Employee’s efforts; or

iii.             employ as an employee or retain as a consultant, or persuade or attempt to persuade any person who is at the date of termination of the Employee’s employment with the Company or at any time during the preceding year was, or in the six (6) months following such termination becomes, an employee of or exclusive consultant to the Company to leave the Company or to become employed as an employee or retained as a consultant by anyone other than the Company.

iv.           As used in this Paragraph 8, the term: “customer” and “supplier” shall mean any person or entity that is a customer or supplier of the Company at the date of termination of the Employee’s employment with the Company, or at any time during the preceding year was, or in the six (6) months following such termination becomes, a customer or supplier of the Company, or if the Employee’s employment shall not have terminated, at the time of the alleged prohibited conduct.

b.               However, the Employee’s obligations under Paragraph 7(a)(i) shall cease to be in effect in the event that the Company terminates the Employee’s employment with the Company for a reason other than Cause. For purposes of this clause, “Cause” shall mean: (i) the Employee’s failure or refusal to perform Employee’s material duties and responsibilities or Employee’s repeated failure or refusal to follow lawful and reasonable directives of the Board or the CEO; (ii) the willful misappropriation by Employee of the funds, business opportunities, or property of the Company or its affiliates; (iii) the commission by the Employee of any willful or intentional act, which Employee should reasonably have anticipated would reasonably be expected to have the effect of injuring the reputation, business or business relationships of the Company or its affiliates; (iv) use of alcohol to excess or illegal drugs, continuing after written warning from the Board; or (v) any breach by the Employee of any written agreement with the Company.

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c.            The Employee acknowledges that the Employee has been advised of the right to consult with counsel prior to signing this Agreement and that this Agreement was provided to the Employee at least 10 business days before this Agreement is to be effective.

d.               The Employee agrees that the Employee will not at any time (whether during the Term or after termination of this Agreement for any reason), disclose to anyone, any confidential information or trade secret of the Company or utilize such confidential information or trade secret for Employee’s own benefit, or for the benefit of third parties, and all memoranda or other documents compiled by the Employee or made available to the Employee during the Term pertaining to the business of the Company shall be the property of the Company and shall be delivered to the Company on the date of termination of the Employee’s employment with the Company or at any other time, as reasonable, upon request. The term “confidential information or trade secret” does not include any information which (i) becomes generally available to the public other than by breach of this provision, or (ii) is required to be disclosed by law or legal process.

e.                If the Employee commits a breach or threatens to commit a breach of any of the provisions of Paragraphs 7(a) or (b) hereof, the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having jurisdiction without being required to post bond or other security and without having to prove the inadequacy of any other available remedies, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition, the Company may take all such other actions and seek such other remedies available to it in law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

f.                The parties acknowledge that the type and periods of restriction imposed in the provisions of Paragraphs 7(a) and (b) hereof are fair and reasonable and are reasonably required for the protection of the Company and the goodwill associated with the business of the Company; and that the time, scope, geographic area and other provisions of this Paragraph 7 have been specifically negotiated by sophisticated parties and accordingly it is reasonable that the restrictive covenants set forth herein are not limited by narrow geographic area. If any of the covenants in Paragraphs 7(a) or (b) hereof, or any part thereof, is hereafter construed to be invalid or unenforceable, it is the intention of the parties that the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the covenants contained in Paragraphs 7(a) or (b), or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination should reduce the duration and/or areas of such provision such that, in its reduced form, said provision shall then be enforceable. The parties intend to and hereby confer jurisdiction to enforce the covenants contained in Paragraphs 7(a) and (b) upon the courts of any jurisdiction within the geographical scope of such covenants. In the event that the courts of any one or more of such jurisdictions shall hold such covenants wholly unenforceable by reason of the breadth of such time, scope or geographic area, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

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g.               For purposes of Paragraphs 7 and 8 of this Agreement, the “Company” shall be deemed to include the Company and each of its subsidiaries and affiliates.

8.               Intellectual Property. During the Term, the Employee will disclose to the Company all ideas, inventions, advertising campaigns, designs, logos, slogans, processes, operations, products or improvements which may be patentable or copyrightable or subject to any trade or service mark or name, and business plans developed by the Employee during such period, either individually or in collaboration with others, which relate to the business of the Company (“Intellectual Property”). The Employee agrees that such Intellectual Property will be the sole property of the Company and that the Employee will at the Company’s request and cost do whatever is reasonably necessary to secure the rights thereto by patent, copyright, trademark or otherwise to the Company.

9.               Enforceability. The failure of either party at any time to require performance by the other party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

10.            Government Agencies. Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement limits the Employee’s right to file a charge with, to participate in a proceeding by, to give testimony to, or to communicate with a court, legislative body, administrative agency, government agency, or government official, including without limitation the Securities and Exchange Commission.

11.            Assignment. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be sold, transferred, assigned, pledged or hypothecated by either party hereto without the prior written consent of the other party; provided, the Company may assign its rights and obligations under the Agreement without written consent in connection with the sale or other transfer of all or substantially all of the Company’s business (whether by way of sale of stock, assets, merger or otherwise).

12.            Severability. In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

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13.            Life Insurance. The Employee agrees that the Company shall have the right to obtain life insurance on the Employee’s life, at the Company’s sole expense and with the Company as the sole beneficiary thereof to that end, the Employee shall (a) cooperate fully with the Company in obtaining such life insurance, (b) sign any necessary consents, applications and other related forms or documents and (c) take any reasonably required medical examinations.

14.            Notice. Any notice, request, instrument or other document to be given under this Agreement by either party hereto to the other shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, (b) three (3) days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered mail, or (c) on the next business day, if sent by a prepaid overnight courier service, and in each case addressed as follows:

If to the Employee:	Barbara M. Lilley *** ***

If to the Company:	TechPrecision Corporation
1 Bella Drive
Westminster, MA 01473
Attention: CEO

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.

15.            No Conflict. The Employee represents and warrants that the Employee is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent the Employee from entering into this Agreement or which would be breached by the Employee upon the performance of Employee’s duties pursuant to this Agreement.

16.            Section 409A Compliance. The following rules shall apply, to the extent necessary, with respect to distribution of the payments and benefits, if any, to be provided to the Employee under this Agreement.

a.                This Agreement is intended to be exempt from or to comply with Section 409A of the Internal Revenue Code of 1986, as amended (to the extent applicable) (“Section 409A”) and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company.

b.               Neither the Employee nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

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c.                The determination of whether and when the Employee’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-l(h) (or any successor provision). Solely for purposes of this Section, “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-l(h)(3) (or any successor provision).

d.               All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

e.                Notwithstanding anything herein to the contrary, the Company shall have no liability to the Employee or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

17.            Miscellaneous.

a.                The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

b.               The Company may withhold from any amount payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to applicable law or regulation.

c.               This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Any action arising out of the breach or threatened breach of this Agreement shall be commenced in a state court of the State of Delaware and the parties hereto hereby submit to the jurisdiction of such courts for the purpose of enforcing this Agreement.

d.               This Agreement represents the entire agreement between the Company and the Employee with respect to the subject matter hereof, and all prior agreements relating to the employment of the Employee, written or oral, are nullified and superseded hereby.

e.                This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by both parties to this Agreement, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought.

f.                As used in this Agreement, any gender includes a reference to all other genders and the singular includes a reference to the plural and vice versa.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:	EMPLOYEE:

TECHPRECISION CORPORATION	/s/ Barbara M. Lilley
Barbara M. Lilley

By:	/s/ Alexander Shen
Alexander Shen
Chief Executive Officer

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